Exhibit 99.1
Remitly Appoints Two New Members to its Board of Directors
Former J.P. Morgan executive Phyllis Campbell, Khosla Ventures Partner Ryno Blignaut bring decades of global financial services expertise to company’s Board

SEATTLE – April 6, 2023 – Remitly Global, Inc., (NASDAQ: RELY) ("Remitly"), a leading digital financial services provider for immigrants and their families, today announced the appointments of Phyllis Campbell and Ryno Blignaut to its Board of Directors.

“We are delighted to welcome Phyllis and Ryno to Remitly’s Board of Directors,” said Matt Oppenheimer, CEO of Remitly. “They each bring with them a wealth of knowledge and leadership experience to complement our existing team of accomplished directors. I’m grateful for their passion and dedication to our customer-centric vision for the future of digital financial services.”

Campbell and Blignaut bring decades of leadership and advisory expertise to the Company. Campbell, a seasoned leader in financial services, was recently Chair of the PNW region at J.P. Morgan, previously serving as President and CEO of The Seattle Foundation. Prior to that, Campbell was President and CEO of the U.S. Bank of Washington for more than six years, where she led the company to double in size through customer-focused growth initiatives. Campbell has a distinguished career of public company board service spanning 30 years; she currently serves on the ATSG and SanMar Boards of Directors.

“I’m thrilled to join Remitly and contribute to its vision of transforming the lives of immigrants and their families,” said Campbell. “The company’s consistent commitment to trust and customer centricity is key to the growth it's seen thus far, and I’m proud to partner with Matt and the Remitly team to bring reliable and convenient services to millions more around the world.”

Blignaut is a skilled advisor and investor with significant exposure to the global money transfer market as well as vast experience working with founder-led technology companies. He joined Khosla Ventures in 2019 and serves on the board of directors of multiple private companies. Prior, Blignaut served as CFO of Restoration Hardware (NYSE: RH) and CFO and Chief Risk Officer of e-funds and remittance provider Xoom through its 2013 IPO and 2015 sale to PayPal.

“Remitly’s mission is a critical one in today’s world, and I look forward to helping the team drive it forward,” said Blignaut. “Immigrants are still sorely overlooked by much of the innovation coming out of the financial services sector, and Remitly has built an enduring reputation as an industry leader to help fill that gap.”

In addition, current director Ron Shah, who was an early investor in Remitly and has served on the Board since 2016, will retire from the Board, effective June 14, 2023, to focus on other professional pursuits. The Company thanks him for his contributions over the years.

For more information about Remitly, please visit www.remitly.com.

About Remitly
Remitly is a leading digital financial services provider for immigrants and their families in over 170 countries around the world. Remitly helps immigrants send money home in a safe, reliable and transparent manner. Its digitally-native, cross-border remittance app eliminates the long wait times, complexities and fees typical of traditional remittance processes. Building on its strong foundation, Remitly is expanding its suite of products to further its mission and transform financial services for immigrants all around the world.